Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 2007, relating to the financial statements and financial statement schedules of UAP Holding Corp., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of UAP Holding Corp. for the year ended February 25, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
October 11, 2007